Exhibit 99.1

NEWS RELEASE	210 EAST ELM STREET El Dorado, AR 71730 NYSE: DEL

FOR RELEASE April 20, 2005	CONTACT:	Matthew Hegi Investor Relations (870) 881-6481	Clefton D. Vaughan Public Relations (870) 881-6407

Deltic Announces First Quarter 2005 Results

EL DORADO, AR — President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that net income for the first quarter of 2005 was $2.5 million, $.21 a share, compared to $1.3 million, $.11 a share, a year ago. Operating income totaled $6.3 million for the current period, a $2.4 million increase from the first quarter of 2004. Net cash provided by operating activities was $9.2 million for 2005’s first quarter, which compares to $6.5 million a year ago.

In commenting on the results, Mr. Dillon said, “Deltic successfully carried over the strong operating momentum of 2004 into the first quarter of 2005. For the sixth consecutive quarter, each of the Company’s three operating segments reported positive financial results, culminating in a net income for the period of almost two-fold that of the first quarter of 2004. Our continued focus on operating excellence at our manufacturing facilities was further evidenced by our sawmills achieving a record level of lumber production for the month of March 2005 and a 31 percent increase in sales volume compared to the first quarter of 2004. Our Woodlands segment commenced its 2005 harvest schedule with a 13 percent higher average per ton pine sawtimber price when compared to the first quarter of 2004. We are also pleased with the sustained market demand for our developed real estate holdings located in west Little Rock, Arkansas, as confirmed this quarter by our successful offering in January of 138 residential lots in two Chenal Valley neighborhoods. First quarter operations at our 50 percent-owned joint venture, Del-Tin Fiber, were hindered by a temporary production curtailment caused by a fire sustained at the facility on January 16, 2005. As disappointing as this event was in light of the much-improved operational and financial performance of the plant during 2004, we are pleased that the facility resumed production in just three and a half weeks after the incident. The 2005 financial outlook for the joint venture remains positive. I believe all of our operations finished the first quarter well positioned as we aspire to make 2005 another strong year for Deltic.”

Operating income for Deltic’s Woodlands segment was $6.8 million in the first quarter of 2005, an increase of $1.3 million when compared to $5.5 million for the same period a year ago. Pine sawtimber harvest levels increased 8,421 tons to 179,202 in the first quarter of 2005 when compared to the first quarter of 2004. Deltic’s average pine sawtimber price was $43 per ton, an increase from $38 per ton for 2004’s first quarter. The segment experienced no sales of timberland during the first quarter of 2005, while 238 acres were sold at a $.2 million gain in the prior-year quarter.

The Company’s Mills segment earned $1.7 million in 2005’s first quarter, an increase of $1.4 million when compared to $.3 million for the corresponding quarter of 2004. Finished lumber sales price increased ten percent, to $370 per thousand board feet, from $337 in the prior-year period. Lumber sales volume of 68.8 million board feet increased 16.3 million board feet when compared to 2004’s first quarter.

The Real Estate segment earned $1 million in the first quarter of 2005, which compares to $.6 million for the same quarter of 2004. Residential lot sales totaled 37 lots, an increase of 19 percent compared to the first quarter of 2004, at a slightly lower average lot price due primarily to sales mix. Results for the 2005 period included a sale of .99 acres of commercial property averaging $632,600 per acre, while 2.03 commercial acres were sold for $152,200 per acre during the prior year’s first quarter. The first quarter of 2005 also included the sale of 6.73 acres of undeveloped real estate averaging $64,000 per acre, while no undeveloped acreage was sold in the first quarter of 2004.

Corporate operating expense was $3 million for 2005’s first quarter, which compares to $2.6 million for the corresponding period of 2004. Deltic’s equity in Del-Tin Fiber was a loss of $.7 million for the first quarter of 2005 including the loss sustained by the fire and resulting production curtailment during the quarter. The first quarter of 2004 equity was a loss of $.2 million.

Capital expenditures were $5.4 million for the first quarter of 2005, and expenditures for the same period of 2004 totaled $3.8 million.

In regard to the outlook for the second quarter and year of 2005, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 130,000 to 140,000 tons and 550,000 to 575,000 tons, respectively. Sales of timberland identified to have a higher and better use or to be non-strategic are anticipated to be 300 to 500 acres for the year. Finished lumber production and sales are estimated at 65 to 70 million board feet for the second quarter and 250 to 275 million board feet for the year. Residential lot sales are projected at 95 to 105 lots and 290 to 320 lots for the second quarter and year of 2005, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, April 21, at 10:00 a.m. Central Time to discuss first quarter 2005 earnings. Interested parties may participate in the call by dialing 1-877-704-5385. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Thursday, May 5, by dialing 1-888-203-1112 and referencing replay passcode identification number 6333472.

Summary financial data and operating statistics for the first quarter of 2005 with comparisons to 2004 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2005		Three Months Ended March 31, 2004
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$9.7	6.8	8.2	5.5
Mills	30.2	1.7	20.5	0.3
Real Estate	5.0	1.0	3.8	0.6
Corporate	—	(3.0)	—	(2.6)
Eliminations	(5.5)	(0.2)	(4.7)	0.1

Total net sales/operating income	$39.4	6.3	27.8	3.9

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Net sales	$39,435	27,811

Costs and expenses
Cost of sales	26,822	18,197
Depreciation, amortization, and cost of fee timber harvested	2,957	2,913
General and administrative expenses	3,324	2,809

Total costs and expenses	33,103	23,919

Operating income	6,332	3,892
Equity in Del-Tin Fiber	(715)	(234)
Interest income	25	58
Interest and other debt expense	(1,403)	(1,583)
Other income/(expense)	—	(4)

Income/(loss) before income taxes	4,239	2,129
Income taxes	(1,692)	(854)

Net income/(loss)	$2,547	1,275

Earnings per common share
Basic	$0.21	0.11
Assuming dilution	$0.21	0.11
Dividends per common share	$0.0625	0.0625
Average common shares outstanding (thousands)	12,227	12,021

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited) Mar. 31, 2005	Dec. 31, 2004
Working capital	$7,650	5,844
Total assets	315,604	308,987
Long-term debt	89,016	85,724
Stockholders’ equity	187,590	185,419

OTHER DATA (Unaudited)

	Three Months Ended March 31,
	2005	2004
Capital expenditures - thousands of dollars
Woodlands	$1,119	2,586
Mills	2,692	164
Real Estate	1,544	1,011
Corporate	54	68

Total	$5,409	3,829

Net cash provided by operating activities - thousands of dollars	$9,211	6,541

Woodlands
Pine sawtimber harvested from fee lands - tons	179,202	170,781
Pine sawtimber price - per ton	$43	38
Timberland sales - acres	—	237.50
Timberland sales price - per acre	$—	1,000
Mills
Finished lumber sales - thousands of board feet	68,752	52,445
Finished lumber price - per thousand board feet	$370	337
Real Estate
Residential
Lots sold	37	31
Average sales price - per lot	$72,400	73,600
Commercial
Acres sold	0.99	2.03
Average sales price - per acre	$632,600	152,200